UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2006
VIRAGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida		33324

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (954) 233-8746
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 25, 2006, Viragen International, a majority-owned subsidiary of the Company completed a private placement of $1.8 million of units consisting in the aggregate of 18,000 shares of Series C 24% Cumulative Preferred Stock and 3,600,000 shares of common stock. The stated value of the preferred stock is $100 per share, and holders of the preferred stock are entitled to receive a cumulative preferred dividend of 24% per annum on the stated value. The dividend is payable in cash at the earlier of (i) annually in arrears commencing July 14, 2007 and annually thereafter or (ii) upon redemption or purchase following the closing of any subsequent financing by Viragen International or the Company, with gross proceeds equal to or greater than $5,000,000. The preferred stock is not convertible.
     Each holder of the preferred stock may require Viragen International to redeem all or a portion of such holder’s preferred stock at its stated value, plus any accrued and unpaid dividends, rounded up to July 14, 2007 and to each July 14 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next July 14 despite redemption prior to that date), upon the closing of any subsequent financing by Viragen International or the Company, with gross proceeds equal to or greater than $5,000,000. At the time of any such financing by Viragen International or the Company, Viragen International has the right to redeem all, but not less than all, of the preferred stock at its stated value, plus any accrued and unpaid dividends, rounded up to July 14, 2007 and to each July 14 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next July 14 despite redemption prior to that date).
     Viragen International is obligated to file a registration statement for the resale of the shares of common stock issued in the offering for the benefit of the holders of the common stock by October 15, 2007, and to cause the registration statement to be declared effective within 90 days of the filing date. Viragen International is obligated to pay investors liquidated damages in cash equal to 1.5% of the stated value of the preferred shares for each 30 days or part thereof for any failure to timely file or obtain an effective registration statement.
     The net proceeds from the offering of approximately $1.6 million will be used for working capital purposes.
     Dawson James Securities, Inc. served as placement agent for the transaction, and received a placement agent cash fee of $144,000 and an aggregate of 396,000 shares of Viragen International’s common stock, which represented twenty-two shares of Viragen International’s common stock for each share of preferred stock sold. In addition, the placement agent received a non-accountable expense allowance of $36,000.
     Each of the investors who participated in the private placement was an accredited investor within the meaning of Rule 501 of Regulation D under Securities Act of 1933. The investors were provided access to business and financial data about Viragen International and had knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of an investment in Viragen International. No general solicitation or advertising was deployed in connection with the transaction. An applicable filing under Regulation D was made with the Securities and Exchange Commission. Accordingly, the issuance of the securities was exempt from registration under the Securities Act of 1933 by reason of Rule 506 under Regulation D as a transaction by an issuer not involving a public offering.
     On July 28, 2006, the Company issued a press release announcing the matters discussed above. The full text of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          99.1 Press release dated July 28, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.
Date: July 27, 2006	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Principal Financial Officer

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